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                                  NEWS RELEASE

FOR IMMEDIATE RELEASE

                                     Contact:  SmarTalk TeleServices
                                               Pamela Bennett
                                               Manager, Corporate Communications
                                               (614) 789-8650




                SMARTALK ANNOUNCES DISCOVERY OF ACCOUNTING ISSUES

     Thursday, January 7, 1999 (Columbus, Ohio): SmarTalk TeleServices, Inc. (Nasdaq:SMTK; the "Company") today announced that it has discovered accounting issues that will likely require a restatement of previously reported results for the third quarter ended September 30, 1998 and are expected to have a material adverse effect on such results. The Company has discovered issues that could decrease by approximately $3.6 million the Company's previously reported third quarter revenues of $59.8 million, increase third quarter costs by approximately $2.2 million, and could increase by approximately $0.21 the previously reported third quarter net loss per share of $0.82. These preliminary estimates are currently being reviewed and have not been fully


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quantified.  There can be no assurance  that the Company will not discover other accounting issues that could materially adversely affect SmarTalk's restated third quarter financial results.

     It is expected that the Company will experience difficulty in financing its liquidity requirements, both in the long and short term. The Company has retained Zolfo Cooper LLC to provide management assistance.

     SmarTalk TeleServices, Inc. is a leading provider of prepaid calling cards and prepaid wireless services. Based in Dublin, Ohio, SmarTalk maintains distribution agreements with the U.S. Postal Service and leading mass merchandisers, consumer electronics retailers, supermarkets, hotels, home office superstores and convenience stores throughout North America and the U.K. SmarTalk also creates promotional card programs for advertisers and corporate clients. Visit the SmarTalk website at www.smartalk.com.


Note: Certain statements made herein that are not historical in nature are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including: the estimated impact of the accounting issues on the Company's financial results, including its net loss for the third quarter ended September 30, 1998; and the Company's ability to continue financing its liquidity requirements. Investors are cautioned that all forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those expressed in such forward-looking statements. These risks include, without limitation, risks relating to: the possibility that additional accounting issues may be identified in connection with the anticipated restatement; the risk that the SEC could disagree with the Company's accounting treatment with respect to specific items; possible difficulty in obtaining financing to meet the Company's liquidity requirements; and difficulty in integrating the Company's operations. Investors who seek more information about the Company's business and relevant risk factors may wish to review the Company's SEC reports, including, without limitation, its Annual Report on Form 10-K for 1997 and its Quarterly Reports on Form 10-Q, as each of such documents may be amended.

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